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                                                                EXHIBIT 1(c)
                  THE LUTHERAN BROTHERHOOD FAMILY OF FUNDS

                FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT

AMENDMENT NO. 2 to the First Amended and Restated Master Trust Agreement dated September 1, 1993 (the "Agreement") of The Lutheran Brotherhood Family of Funds (the "Trust"), made this _____ day of March, 1997 by the Trustees hereunder.

WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended at any time by an instrument in writing signed by a majority of the then Trustees of the Trust when authorized to do so by vote of a majority of the shares entitled to vote, except that amendments described in Article VII, Section 7.3 thereof, including amendments to designate and establish new series of shares, shall not require authorization by shareholder vote; and

WHEREAS, the Trustees desire to amend the Agreement as described in Article VII, Section 7.3 thereof to designate and establish a new series of shares (in addition to "Lutheran Brotherhood Fund", "Lutheran Brotherhood Opportunity Growth Fund", "Lutheran Brotherhood Income Fund", "Lutheran Brotherhood Municipal Bond Fund", "Lutheran Brotherhood Money Market Fund", "Lutheran Brotherhood High Yield Fund", and Lutheran Brotherhood World Growth Fund" heretofore established and designated), such new series to be known as "Lutheran Brotherhood Mid Cap Growth Fund."


NOW, THEREFORE, the undersigned, being a majority of the Trustees of the Trust, do hereby agree as follows:

1. The initial paragraph of Article VI, Section 4.2 of the Agreement, as heretofore in effect as amended, is hereby further amended in its entirety to read as follows:

Section 4.2  Establishment and Designation of Sub-Trusts and Classes.
Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate eight Sub-Trusts: "Lutheran Brotherhood Fund", "Lutheran Brotherhood Opportunity Growth Fund", "Lutheran Brotherhood Income Fund", "Lutheran Brotherhood Municipal Bond Fund", "Lutheran Brotherhood Money Market Fund", "Lutheran Brotherhood High Yield Fund", Lutheran Brotherhood World Growth Fund", and Lutheran Brotherhood Mid Cap Growth Fund", each of which shall initially consist of a single class of Shares. The Shares of such Sub-Trusts and any Shares of any further Sub-Trust or class thereof that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:


2. This Amendment may be executed by one or more of the signatories hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, we have hereto set our hands for ourselves and for our successors and assigns as of the date first above written.

______________________________________
Rolf F. Bjelland

______________________________________
Charles W. Arnason

______________________________________
Herbert F. Eggerding, Jr.

______________________________________
Connie M. Levi

______________________________________
Bruce J. Nicholson

______________________________________
Ruth E. Randall